UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12
ANDRX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant
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Filed by Andrx Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Andrx Corporation
Andrx Corporation has filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the proposed merger of Watson Pharmaceuticals, Inc. and Andrx Corporation, which includes a copy of the definitive merger agreement. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement, which is available at the SEC’s website at http://www.sec.gov.
This filing may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx filed a definitive proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF ANDRX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS, AND THOSE OTHER DOCUMENTS WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement was mailed to stockholders of Andrx on or about May 23, 2006. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Andrx with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the definitive proxy statement and Andrx’s other filings with the SEC may also be obtained from Andrx. Free copies of Andrx’s filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.
Participants in Solicitation:
Andrx, Watson and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favor of the merger. Information regarding Watson’s directors and executive officers is available in Watson’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 4, 2006. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.
In connection with the merger, Watson and Andrx intend to file relevant materials with the SEC. In connection with the merger on May 18, 2006, Andrx filed a definitive proxy statement with the SEC. Investors and security holders of Watson and Andrx are urged to read Andrx’s definitive proxy statement. The definitive proxy statement contains important information about Watson, Andrx and the merger. The definitive proxy statement and any other documents filed by Watson and Andrx with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Watson by directing a written request to Watson Pharmaceuticals, Inc., 311 Bonnie Circle, Corona, California, 92880, ATTN: Investor Relations or Andrx, 8151 Peters Road, Plantation, Florida, 33324, ATTN: Investor Relations. Investors

and security holders are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger. Andrx and its directors and executive officers and other members of its management and employees may be deemed to be soliciting proxies from its stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available in Andrx’s annual report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on May 1, 2006. Additional information regarding the interests of such potential participants is included in the definitive proxy statement referred to above and will be included in the other relevant documents filed with the SEC when they become available.

The following memo was distributed to Andrx employees on June 1, 2006.
Interoffice Memorandum

Date:	June 1, 2006

To:	All Employees

From:	Thomas P. Rice

Subject:	Watson Integration Update

As we progress through the regulatory process in our merger transaction with Watson Pharmaceuticals, we would like to provide you with a status update.
As you may be aware, in order for the merger to close, we require both the approval of Andrx stockholders at the special stockholders’ meeting and clearance from the U.S. Federal Trade Commission (FTC). Regarding the stockholder vote, on May 18, 2006, we filed our definitive merger proxy with the U.S. Securities and Exchange Commission. This merger proxy is now being mailed to all of our stockholders of record as of May 5, 2006. We have also hired proxy solicitor D.F. King to contact our stockholders and help obtain the necessary votes to consummate the merger. The special meeting has been set for June 28, 2006.
As far as the FTC review, as disclosed in a recent press release, Andrx and Watson received a second request from the FTC to supply additional information relating to our businesses. Such requests are a common part of the government’s review of mergers. Watson and the Company are each working on its respective response to the FTC.
You also may have heard about stockholder class action lawsuits recently filed against the Company in order to prevent the merger. These, too, are common events in merger transactions and our legal team is giving them appropriate attention.
At this time, we anticipate that the merger transaction will close during the third quarter of this year. Several meetings have taken place with Watson’s management team to generally familiarize Watson with Andrx’s management, structure and operations. To facilitate this orientation, Watson has retained the services of an integration consultant to lead the integration. Selected members of our executive management team have already visited Watson in California and selected members of Watson’s integration team were recently on site and met with some of our department heads to better understand department operations, the depth of talent at Andrx, and what will be required to support operations after the merger is completed.

Some of you may be concerned about your position after the merger has been completed. On March 30, Dr. Allen Chao, the Chairman and CEO of Watson visited Andrx. During his visit with managers and department heads, he announced Watson’s intent to establish Andrx Pharmaceuticals as the center of excellence for controlled-release technology and to continue operating Anda as a stand-alone distribution entity. Watson plans to invest in both businesses. Andrx Pharmaceuticals’ product pipeline and Anda’s position in the distribution industry well position our manufacturing and distribution operations for future success. Our controlled-release generic pharmaceutical business, unique distribution business and employees are some of the very reasons Watson is acquiring Andrx for $1.9 billion.
Watson and Andrx management recently approved the expansion plans for two very significant, long-term capital projects for our Florida operations. The creation of our central packaging facility in the expansion space attached to and adjacent to our Marina West warehouse, that will also include centralization of our QC/QA documentation in permanent quarters, the construction of a Class 5 IT center and a microbiology laboratory. This project will clear the way for our second capital project to expand capacity at our Davie manufacturing facility. The Davie facility expansion will permit Andrx and Watson to meet the production requirements for our pipeline of significant products.
Both Andrx’s and Watson’s management teams understand the importance of providing clarity to employees about the Company’s future and, in particular, individual employment status. We plan to communicate to each employee specific information regarding your individual relationship with the new combined company and to continue to update you on the transaction and the transition and integration process. Thank you for your continued support.

The following memo was distributed to Andrx employees on June 1, 2006.

Date:	May 30, 2006

To: From:	All Andrx Employees Allen Chao, Ph.D., Chairman and CEO Watson Pharmaceuticals, Inc.

Subject:	Pre-Acquisition Activities
Having founded Watson in 1984, I’ve had many years to participate in, and reflect upon, the ever-changing landscape and competitive dynamics of the generics pharmaceutical industry. When the opportunity presented itself to combine the portfolios, capabilities, assets and talents of both Watson and Andrx, I couldn’t have been more pleased. Tom Rice said in his March 13 memo to Andrx employees, “During my time as CEO, companies have expressed interest in buying Andrx. With Watson, we found the right fit.” I, too, want to share my overwhelming enthusiasm for this blending of our two entities. The combination of our joint resources will better position the new, larger, more robust Watson as a leading supplier of multi-source and specialty products in a way that neither company would be capable of doing independently.
The Andrx acquisition builds on Watson’s key objectives for the Generics business: maintaining a strong base business; building the pipeline; creating a lean, competitive cost structure; establishing an off-shore infrastructure; and expanding our high barrier product portfolio. Andrx will strengthen our capabilities in controlled -release technologies with 15 drug-delivery technologies, increase the breadth of our product offerings with new generic products, increase the depth of our pipeline with many additional ANDAs; and increase our financial stability and cash flow due to its solid, growing business.
These are exciting times for all of us. Let me also add, I fully recognize the myriad of challenges this transaction presents to both our companies. Clearly, there will be countless filings, reviews, approvals, and signing of documents; much of which will be invisible to most of us. However, as we all know, a great deal of work is yet to come during the integration stage.
When finished, the combined company will have three divisions: Brand, Generic, and Anda Distribution. The Andrx R&D, Manufacturing, and Quality organizations devoted to the commercialization of controlled -release products and Anda Distribution organizations and each of their respective related dedicated support groups (including their Finance, Human Resources, and Information Systems) will remain virtually unchanged. Naturally, certain departments will be duplicative in nature and, accordingly, these areas must be reviewed carefully to determine the most optimal operations, regardless of company origin. I do know and appreciate that during this time of assessment, many employees — of both companies — have concerns about the future status of individual employment. To that end, we have developed a retention plan for those employees who, by their assignment would be deemed most “at risk.” These people generally include employees in Andrx’s Corporate Shared Services (Human Resources, Finance, Legal, and Information Systems). I ask that you be patient while we conduct our integration assessment and planning process. We will provide you with periodic updates as they become available.
In the coming months we will also provide you detailed information regarding Watson’s Total Rewards package. For now, be assured that in the aggregate Watson offers a benefits package that is substantially comparable to the one provided by Andrx. In fact, you will see some familiar names, such as United Healthcare, Medco and VSP. Here is a brief list of current benefits offered to full-time Watson employees:

w Medical (United Healthcare Choice Plus)
w Prescription Drugs (Medco)
w Vision (VSP)
w Dental (Guardian)
w 401(k) (Vanguard) with Employer match
w Supplemental Life (UNUM Provident)
w Dependent Life (UNUM Provident)
w Short-Term Disability (UNUM Provident)
w Long-Term Disability (UNUM Provident)
w Long-Term Care (UNUM Provident)
w Life & Accidental Death and
    Dismemberment (UNUM Provident)
w Pre-paid Legal (Hyatt)
w Employee Assistance Program (EAP)
    (Integrated Behavioral Health)
w Pet Insurance (Veterinary Pet Insurance)
w Educational Assistance
w Holidays — 10 days
w Paid Time Off (PTO) Combined vacation and
    sick days
w Performance Bonus Program
w Long-Term Incentives - which includes
    a broad-based Restricted Stock & Stock
Options depending on position

At this time we intend to offer the Watson health plans effective January 1, 2007. In addition, we plan to credit Andrx employees with their years of service. Again, more details will be provided at a later date.
To maximize value and achieve the intended objectives related to this integration, it is imperative this activity occur efficiently and rapidly. It is equally important that our integration appear seamless to our customers so that service levels are not compromised. I have contracted with Tom Russillo, a respected consultant in the generic drug industry, to assist with the integration. Tom has assumed the role of Integration Management Consultant, reporting directly to me.
Tom’s role will be to develop and propose a high level integration plan on a departmental basis, including but not limited to, organizational structure and efficiency targets. Tom will present his recommendations to me for review and approval.
And, rest assured that throughout this integration, our leadership remains committed to our guiding philosophy of Doing the Right Thing®. I look forward to the next few months, which hopefully will lead to the close of the transaction so that we can combine the assets and talents of both companies.

The following letter was mailed to stockholders of Andrx Corporation on or about June 2, 2006.
IMPORTANT REMINDER
TIME IS SHORT — PLEASE VOTE TODAY!
June 2, 2006
Dear Stockholder:
     We have previously mailed to you proxy materials relating to the Special Meeting of Stockholders of Andrx Corporation to be held on Wednesday, June 28, 2006. Your vote is important to us.
     According to our latest records, we have not received your voting instructions for this important meeting. Please vote today to avoid unnecessary solicitation costs to the Company.
You may use one of the following simple methods for promptly providing your voting instructions:

1.	Vote by Telephone. Call toll-free (800) 454-8683. Have your 12-digit control number listed on your proxy card ready and follow the simple instructions.

2.	Vote by Internet. Go to the website www.proxyvote.com. Have your 12-digit control number listed on your proxy card ready and follow the online instructions.

3.	Vote by Mail. Sign, date and return your proxy card in the postage-paid return envelope provided.
     As is more fully described on pages 30 and 31 of the proxy statement dated May 18, 2006, the Andrx Corporation Board of Directors unanimously recommends that you vote “FOR” Proposals 1 and 2.
     Thank you for your cooperation and continued support.

Sincerely,

Robert I. Goldfarb
Senior Vice President, General Counsel and Secretary